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                                                                    EXHIBIT 23.5

                     CONSENT OF SALOMON SMITH BARNEY, INC.

   We hereby consent to the use of our name in, to the description of our opinion letter under the caption "Opinion of MovieFone's Financial Advisor" in, and to the inclusion of our opinion letter as Appendix D to, the Proxy Statement-Prospectus of MovieFone, Inc. that is made a part of the Registration
Statement on Form S-4 (File No. 333-    ) of America Online, Inc. By giving
such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Salomon Smith Barney, Inc.

New York, NY
April 20, 1999